Exhibit 99.7

LENNAR CORPORATION

LETTER OF TRANSMITTAL

FOR

5.875% SENIOR NOTES DUE 2024

Offer to Exchange up to $421,441,000 aggregate principal amount of its 5.875% Senior Notes due 2024 which have been registered under the Securities Act of 1933 (the “Securities Act”), including related guarantees, for any and all of its outstanding unregistered 5.875% Senior Notes due 2024, including related guarantees.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2018, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). ORIGINAL 2024 NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Prospectus, dated                     , 2018 (the “Prospectus”), and this corresponding Letter of Transmittal, relate to the offer of Lennar Corporation, a Delaware corporation (the “Company”), to exchange (the “Exchange Offer”):

•	up to $421,441,000 aggregate principal amount of its 5.875% Senior Notes due 2024 (the “New 2024 Notes”), which have been registered under the Securities Act, including related guarantees, for any and all of its outstanding unregistered 5.875% Senior Notes due 2024 (the “Original 2024 Notes”), including related guarantees.

The Original 2024 Notes were issued pursuant to an indenture (as supplemented and amended, the “Indenture”), dated as of February 20, 2018, among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).

Capitalized terms used but not defined in this Letter of Transmittal have the meanings assigned to them in the Prospectus. All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

The exchange agent for the Exchange Offer is:

THE BANK OF NEW YORK MELLON

Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus or this Letter of Transmittal, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier	By Facsimile Transmission	For Information

The Bank of New York Mellon, as

Exchange Agent
c/o The Bank of New York

Mellon Corporation
Corporate Trust Operations-

Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Melissa Vollick

	(732) 667-9408 Attention: Melissa Vollick	(315) 414-3349 Attention: Melissa Vollick CT_REORG_UNIT_INQUIRIES@BNYMELLON.COM

This Letter of Transmittal is to be used by Holders of the Original 2024 Notes. Tender of Original 2024 Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offers—Procedures for Tendering Original Notes.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the exchange agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Original 2024 Notes in the Exchange Offer, the exchange agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Original 2024 Notes; and

•	you agree to be bound by the terms and conditions of this Letter of Transmittal.

By using the ATOP procedures to tender Original 2024 Notes, you will not be required to deliver this Letter of Transmittal to the exchange agent. However, you will be bound by its terms and conditions, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it. The tender of Original 2024 Notes by you pursuant to the procedures set forth in this Letter of Transmittal and the Prospectus will constitute an agreement between you and the Company in accordance with the terms and subject to the conditions set forth in this Letter of Transmittal and the Prospectus. If you have questions or need help, or if you would like additional copies of the Prospectus and this Letter of Transmittal, you should contact the exchange agent at its telephone number or address set forth above.

The New 2024 Notes will be issued in full exchange for Original 2024 Notes in the Exchange Offer, if consummated, on the exchange date and will be delivered in book-entry form.

As used in this Letter of Transmittal, the term “Holder” means any person in whose name Original 2024 Notes are held of record by DTC and who desires to deliver such notes by book-entry transfer at DTC.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

According to the terms and conditions of the Exchange Offer, the Holder hereby tenders to the Company the principal amount of Original 2024 Notes credited by the Holder to the exchange agent’s account at DTC using ATOP. At the time these notes are accepted by the Company and exchanged for the same principal amount of New 2024 Notes, the Holder will sell, assign and transfer to the Company all right, title and interest in and to the Original 2024 Notes that the Holder has tendered. The Holder is aware that the exchange agent also acts as the agent of the Company. Upon agreement to the terms and conditions of this document pursuant to an agent’s message, the Holder irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact for the tendered Original 2024 Notes with full power of substitution to:

•	cause the Original 2024 Notes to be assigned, transferred and exchanged;

•	transfer ownership of the Original 2024 Notes on the account books maintained by DTC, to the Company and deliver all accompanying evidences of transfer and authenticity to the Company; and

•	present the Original 2024 Notes for transfer on the books of the Company, receive all benefits and exercise all rights of beneficial ownership of these Original 2024 Notes according to the terms and conditions of the Exchange Offer. The power of attorney granted in this paragraph is irrevocable and coupled with an interest.

With respect to the Original 2024 Notes, the Holder represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original 2024 Notes and to acquire New 2024 Notes issuable upon the exchange of such tendered Original 2024 Notes and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to such tendered Original 2024 Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original 2024 Notes are not and will not be subject to any adverse claim at the time the Company acquires them. The Holder further represents that:

•	any New 2024 Notes (and related guarantees) it will acquire in exchange for the Original 2024 Notes it has tendered will be acquired in the ordinary course of business;

•	it has no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the New 2024 Notes;

•	it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or any Guarantor nor is it a broker-dealer that acquired Original 2024 Notes directly from such persons or, if it is an affiliate (as so defined) of such persons or a broker-dealer that acquired Original 2024 Notes directly from such persons, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the New Notes; and

•	it is not restricted by any law or policy of the U.S. Securities and Exchange Commission (the “SEC”) from trading the New 2024 Notes acquired in the Exchange Offer.

The Holder understands that the Exchange Offer is being made in reliance on interpretations contained in letters issued to third parties by the staff of the SEC. These letters provide that the New 2024 Notes issued in exchange for the Original 2024 Notes in the Exchange Offer may be offered for resale, resold, and otherwise transferred by a Holder of New 2024 Notes, unless that person is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. The New 2024 Notes must be acquired in the ordinary course of the Holder’s business and the Holder must not be engaging in, must not intend to engage in, and must not have any arrangement or understanding with any person to participate in, a distribution of the New 2024 Notes.

If the Holder is a broker-dealer that will receive New 2024 Notes for its own account in exchange for Original 2024 Notes that were acquired as a result of market-making activities or other trading activities, the Holder acknowledges that it will deliver the Prospectus in connection with any resale of the New 2024 Notes. However, by this acknowledgment and by delivering the Prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Upon request, the Holder will execute and deliver any additional documents deemed by the exchange agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the Original 2024 Notes it has tendered.

The Holder understands that the Company will be deemed to have accepted validly tendered Original 2024 Notes when and if the Company gives written notice of acceptance to the exchange agent. The Holder understands and agrees that acceptance of any tendered Original 2024 Notes by the Company and the issuance of New 2024 Notes in exchange for tendered Original 2024 Notes will constitute performance in full by the Company and the Guarantors of their respective obligations under the applicable registration rights agreement and that the Company and the Guarantors will have no further obligations or liabilities under such registration rights agreement, except in certain limited circumstances defined in such agreement.

If, for any reason, any tendered Original 2024 Notes are not accepted for exchange in the Exchange Offer, the unaccepted Original 2024 Notes will be returned without expense to the tendering Holder. Such non-exchanged Original 2024 Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

All authority granted or agreed to be granted by this Letter of Transmittal will survive the Holder’s death, bankruptcy or incapacity, and every obligation under this Letter of Transmittal is binding upon its heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy.

The Holder understands that tenders of Original 2024 Notes according to the procedures described in the Prospectus under the heading “The Exchange Offers—Procedures for Tendering Original Notes” and in the instructions included in this Letter of Transmittal constitute a binding agreement between such Holder and the Company subject to the terms and conditions of the Exchange Offer.

☐	CHECK HERE IF YOU ARE A BROKER–DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Original 2024 Notes to the exchange agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of such Original 2024 Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner.

INSTRUCTIONS FORMING PART OF

THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. BOOK-ENTRY CONFIRMATIONS. Any confirmation of a book-entry transfer to the exchange agent’s account at DTC of Original 2024 Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the exchange agent at its address set forth on the cover page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

THE COMPANY WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS. EACH TENDERING HOLDER BY DELIVERY OF AN AGENT’S MESSAGE WAIVES ANY RIGHT TO RECEIVE ANY NOTICE OF THE ACCEPTANCE OF SUCH TENDER.

Delivery of documents to DTC or to the Trustee does not constitute delivery to the exchange agent.

2. VALIDITY OF TENDERS. The Company has the sole right to decide any questions about the validity, form, eligibility, time of receipt, acceptance or withdrawal of tendered Original 2024 Notes, and its decision will be final and binding. The Company’s interpretation of the terms and conditions of the Exchange Offer, including the instructions contained in this Letter of Transmittal and in the Prospectus, will be final and binding on all parties.

The Company has the absolute right to reject any or all of the tendered Original 2024 Notes if:

•	the Original 2024 Notes are not properly tendered; or

•	in the opinion of counsel, the acceptance of those Original 2024 Notes would be unlawful.

The Company may also decide to waive any conditions of the Exchange Offer or any defects or irregularities of tenders of Original 2024 Notes and accept such Original 2024 Notes for exchange whether or not similar defects or irregularities are waived in the case of other Holders. Any defect or irregularity in the tender of Original 2024 Notes that is not waived by the Company must be cured within the period of time set by the Company.

It is your responsibility to identify and cure any defect or irregularity in the tender of your Original 2024 Notes. Your tender of Original 2024 Notes will not be considered to have been made until any defect or irregularity is cured or waived. Although the Company intends to notify Holders of defects or irregularities with respect to tender of the Original 2024 Notes, neither the Company, the exchange agent, the Trustee, nor any other person is required to notify you that your tender was defective or irregular, and no one will be liable for any failure to notify you of such a defect or irregularity in your tender of Original 2024 Notes. Tenders of the Original 2024 Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original 2024 Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering Holder as soon as practicable after the Expiration Date of the Exchange Offer.

3. PARTIAL TENDERS. Tenders of Original 2024 Notes pursuant to the Exchange Offer will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof. A Holder will be deemed to have tendered the entire aggregate principal amount represented by the Original 2024 Notes credited to the exchange agent’s account at DTC using ATOP. Any untendered Original 2024 Notes and any New 2024 Notes issued in exchange for tendered and accepted Original 2024 Notes will be credited to accounts at DTC.

4. TRANSFER TAXES. You will not be obligated to pay any transfer taxes, if any, applicable to the tendering of Original 2024 Notes to the Company and the issuance of New 2024 Notes in the Exchange Offer, unless the Company is instructed to issue or cause to be issued New 2024 Notes, or Original 2024 Notes not tendered or accepted in the Exchange Offer are requested to be returned, to a person other than the tendering Holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered Holder or any other person, will be payable by the tendering Holder. If satisfactory evidence of the payment of those taxes or an exemption from payment is not submitted with this Letter of Transmittal or at the time the related agent’s message is delivered, the amount of those transfer taxes will be billed directly to the tendering Holder. Until those transfer taxes are paid, the Company will not be required to deliver any New 2024 Notes required to be delivered to, or at the direction of, such tendering Holder.

Except as provided in this Instruction 4, it is not necessary for transfer tax stamps to be attached to the Original 2024 Notes listed in this Letter of Transmittal.

5. WAIVER OF CONDITIONS. The Company may choose, at any time and for any reason, to waive or, subject to certain requirements, amend or modify certain of the conditions to the Exchange Offer. The conditions applicable to tenders of Original 2024 Notes in the Exchange Offer are described in the Prospectus under the heading “The Exchange Offers—Conditions to the Exchange Offers.”

6. WITHDRAWAL RIGHTS. Original 2024 Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this Letter of Transmittal not later than 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original 2024 Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original 2024 Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original 2024 Notes may be retendered by following the procedures described in the Prospectus under the heading “The Exchange Offers—Procedures for Tendering Original Notes” at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and will be final and binding on all parties. None of the Company, the exchange agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders, or incur any liability for failure to give any such notification.

7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. If you have questions, need assistance or would like to receive additional copies of the Prospectus or this Letter of Transmittal, you should contact the exchange agent at the address listed on the cover page of this document. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER ORIGINAL 2024 NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS AND CONDITIONS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.